Exhibit 99.1

Investors & Reporters May Contact:
Matt Pettoni
VP & Treasurer
(770) 418-8219
ir@asburyauto.com

 ASBURY AUTOMOTIVE GROUP ANNOUNCES PRELIMINARY
2015 FOURTH QUARTER NEW AND USED VEHICLE
SALES INFORMATION

Duluth, GA, January 11, 2016 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today reported the following select information regarding the sales of new vehicles and used vehicles and associated gross profit during the fourth quarter of 2015.
During the fourth quarter of 2015, we retailed 26,160 new vehicles and 19,425 used vehicles, representing an increase of 8% and 7%, respectively, as compared to the fourth quarter of 2014. On a same store basis, new vehicle and used vehicle retail unit sales were up 5% and 4%, respectively. These unit volumes were achieved with significant retail discounts that negatively impacted both new and used gross profit per vehicle retailed compared to prior year. We expect to report, with our fourth quarter financial results, a decline in new vehicle gross profit per vehicle retailed in the range of $200 to $225 and a decline in used vehicle gross profit per vehicle retailed in the range of $100 to $125, as compared to the fourth quarter of 2014.
“In the second quarter of 2015, we began to experience margin pressure on vehicles and our fourth quarter results indicate that the margin pressure has continued” said Asbury's Executive Vice President and Chief Operating Officer, David Hult.
These preliminary results are unaudited and are based on management's initial analysis of operations for the fourth quarter of 2015, and are therefore subject to change. The company expects to announce its fourth quarter and full year 2015 financial and operating results on Thursday February 4, 2016 at 10:00 a.m. Eastern Time.

About Asbury Automotive Group, Inc.
Asbury Automotive Group, Inc. (“Asbury”), a Fortune 500 company headquartered in Duluth, Georgia, a suburb of Atlanta, is one of the largest automotive retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury operated 81 dealership locations, encompassing 99 franchises for the sale and servicing of 29 domestic and foreign brands of new vehicles as of December 31, 2015. We also operated 25 collision repair centers and 3 stand-alone used vehicle stores as of December 31,

2015. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans, market conditions and projections regarding Asbury's financial position, liquidity, results of operations, market position and dealership portfolio, the benefits of its initiatives and future business strategy. These statements are based on management's current expectations and beliefs and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in Asbury's filings with the U.S. Securities and Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.